CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We have issued our report dated April 13, 2009, with respect to the consolidated financial statements of PRWT Services, Inc and Subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 contained in the Registration Statement and Prospectus of KBL Healthcare Acquisition Corp. III.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
April 20, 2009